Exhibit 99.1

For Immediate Release	Contacts: Media Inquiries: Karen Cutler 215-238-4063 cutler-karen@aramark.com Investor Inquiries: Ian Bailey 215-409-7287 bailey-ian@aramark.com

Aramark Announces Offering of Senior Notes

PHILADELPHIA, PA (December 3, 2015) — Aramark (NYSE: ARMK) announced today that its indirect wholly owned subsidiary, Aramark Services, Inc. (the “Issuer”), intends to privately offer $300 million aggregate principal amount of senior unsecured notes due 2024 (the “Notes”). The net proceeds from the offering of the Notes will be used for general corporate purposes. Pending permanent application, the net proceeds from the offering of the Notes may be temporarily used to reduce outstanding balances under the Issuer’s revolving credit facility.

The offering of the Notes will be made in a private transaction in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), in the United States only to investors who are reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act, or outside the United States in accordance with Regulation S under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes. The Notes have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

About Aramark

Aramark (NYSE: ARMK) is in the customer service business across food, facilities and uniforms, wherever people work, learn, recover, and play. United by a passion to serve, our 270,000 employees deliver experiences that enrich and nourish the lives of millions of people in 21 countries around the world every day. Aramark is recognized among the Most Admired Companies by FORTUNE and the World’s Most Ethical Companies by the Ethisphere Institute.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are based on management’s expectations, estimates, projections, and assumptions. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. Additional information regarding these factors is contained in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and other sections of Aramark’s Annual Report on Form 10-K, filed with the SEC on December 1, 2015, as such factors may be updated from time to time in its other periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and which may be obtained by contacting Aramark’s investor relations department via its website www.aramark.com.

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